UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                    Four Partners
                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  8/5/98

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4.   Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

                  7/23/97

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, no par value

2.   Amount of Securities Beneficially Owned

                  1,720,200

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security


2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable


         Expiration Date


3.   Title and Amount of Securities Underlying Derivative Security

         Title


         Amount or Number of Shares


4.   Conversion or Exercise Price of Derivative Security


5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:

              This amended Form 3 is being filed jointly by Four Partners ("FP"), a New York general partnership, and Four-Fourteen Partners LLC ("4-14P"), a Delaware limited liability company. The Form 3 was originally filed by FP and is being amended to add 4-14P as a joint filer. Information reported herein with respect to beneficial ownership of securities by FP is current as of the filing of the amended Form 3.

              The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch."

              The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

              The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.


                                                     FOUR PARTNERS

                                                     By: /s/Thomas J. Tisch
                                                          Thomas J. Tisch
                                                          Manager

                                                     Date:  September 4, 1998

                      Attachment To Form 3 of Four Partners
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 8/5/98


         This amended Form 3 is being filed jointly by Four Partners ("FP"), a New York general partnership, and Four-Fourteen Partners LLC ("4-14P"), a Delaware limited liability company.


Joint Filer Information

1.   Name and Address of Reporting Person:

                  Four-Fourteen Partners LLC
                  c/o Thomas J. Tisch
                  667 Madison Avenue
                  New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  8/5/98

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4.   Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.   Relationship of Reporting Persons(s) to Issuer:

                   ___ Director
                   ___ Officer (give title below)
                   _X_ 10% Owner
                   ___ Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

                  7/23/97

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ___ Form filed by One Reporting Person
                   _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, no par value

2.   Amount of Securities Beneficially Owned

                  47,700

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security


2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable


         Expiration Date


3.   Title and Amount of Securities Underlying Derivative Security

         Title


         Amount or Number of Shares


4.   Conversion or Exercise Price of Derivative Security


5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.   Nature of Indirect Beneficial Ownership


                                                     FOUR-FOURTEEN PARTNERS LLC

                                                     By: /s/Thomas J. Tisch
                                                          Thomas J. Tisch
                                                          Manager

                                                     Date:  September 4, 1998